Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Following is a brief description of the common stock, par value $0.01 per share (the “Common Stock”) of Alcoa Corporation (“Alcoa” or “the Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of Common Stock is not, and does not purport to be, complete.  It is subject to, and qualified in its entirety by reference to, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is also a part.  Please review the Company’s Certificate of Incorporation and Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Capital Stock

The Company’s authorized capital stock consists of 750,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Common Stock

Dividend Rights

The Company’s Board of Directors (the “Board”) may from time to time declare, and Alcoa may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

Voting Rights

Except as otherwise provided by law or pursuant to the rights of holders of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters, including the election of directors.  Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws, if a quorum is present, matters will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter. Subject to the rights of holders of Preferred Stock, each director is elected by the vote of the majority of the votes cast with respect to that director’s election; provided, however, that if the number of persons nominated to serve as directors exceeds the number of directors to be elected, then each director shall be elected by a plurality of the votes cast.

The Common Stock does not have cumulative voting rights.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Alcoa, after payments to holders of Preferred Stock of amounts determined by the Board, plus any accrued dividends, the Company’s remaining assets will be divided among holders of the Common Stock.

Preemptive or Other Subscription Rights

Holders of Common Stock do not have any preemptive or other subscription rights to any securities of the Company.

Conversion and Other Rights

No conversion, redemption or sinking fund provisions apply to the Common Stock, and Common Stock is not liable to further call or assessment by the Company or subject to any restriction on alienability, except as required by law.

Preferred Stock

The rights of holders of Common Stock may be materially limited or qualified by the rights of holders of Preferred Stock that may be issued in the future.

Under the terms of the Certificate of Incorporation, the Board is authorized to issue up to 100,000,000 shares of Preferred Stock in one or more series without further action by the holders of Common Stock.  The Board has the discretion, subject to limitations prescribed by Delaware law and by the Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions, including voting, dividend, dissolution, conversion, exchange, and redemption rights, as well as the terms and amount of any sinking fund provided for the purchase or redemption of shares, of each series of Preferred Stock.

The Company has not issued any Preferred Stock.

Anti-Takeover Provisions

Certain Effects of Authorized but Unissued Stock

The Company may issue additional shares of Common Stock or Preferred Stock without stockholder approval, subject to applicable rules of the New York Stock Exchange and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and for employee benefit plans and equity grants, all of which may result in additional dilution to existing holders.  The existence of unissued and unreserved Common Stock and Preferred Stock may enable the Company to issue shares that could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock

The Company’s Certificate of Incorporation authorizes the Board to issue shares of Preferred Stock and set the voting powers, designations, preferences, and other rights related to that Preferred Stock without stockholder approval.

Stockholder Action by Written Consent

Subject to the rights of holders of Preferred Stock, the Certificate of Incorporation and Bylaws provide that stockholders may not act by written consent unless such written consent is unanimous.

Size of Board; Vacancies; Removal

Subject to the rights of holders of Preferred Stock to elect directors, the Bylaws provide that the number of directors on the Board is fixed exclusively by the Board.  Generally, vacancies created on the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by the affirmative vote of a majority of the Board then in office, even if less than a quorum is present, or by a sole remaining director.  Any director appointed to fill a vacancy on the Board will be appointed for a term expiring at the next annual meeting of stockholders and will serve until his or her successor has been elected and qualified.

Subject to the rights of holders of Preferred Stock, any director or the entire Board may be removed from office, with or without cause, by the affirmative vote of stockholders holding at least a majority of the then-outstanding “voting stock” (as defined in the Bylaws) voting as a class.

Advance Notice for Stockholder Proposals and Nominations

The Bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors (other than nominations made by or at the direction of the Board or pursuant to the proxy access procedures included therein).

Special Meetings of Stockholders

Subject to the rights of holders of Preferred Stock, the Certificate of Incorporation and Bylaws provide that the chairman of the Board, the chief executive officer, the Board pursuant to a resolution adopted by a majority of the entire Board, or the secretary at the request of stockholders owning at least 25% of the outstanding shares for at least one year, may call a special meeting of stockholders.

Section 203 of the DGCL (Business Combinations with Interested Stockholders)

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. Under Section 203, an “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns (or within the three prior years did own) 15% or more of the corporation’s outstanding voting stock.

This prohibition is effective unless:

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the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

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upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans; or

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at or after the time the stockholder becomes an interested stockholder, the business combination is approved by a majority of the board of directors and, at an annual or special meeting, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company’s board of directors. A corporation can elect to have Section 203 of the DGCL not apply to it by expressly providing so in its certificate of incorporation or bylaws; the Company has not made such an election.

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